AgroFresh Solutions Reports Results for Third Quarter and First Nine Months of 2022

•Third quarter 2022 net sales were $47.8 million, a decrease of 2.9% (or an increase of 3.1% on a constant currency basis) versus the prior year period; net sales increased 3.0% (or 8.1% on a constant currency basis) for the nine months ended September 30, 2022 versus the prior year period.
•Diversification revenue (all other product categories excluding SmartFreshTM for apples) grew 12.7% for the trailing twelve month period ended September 30, 2022 versus the twelve months ended September 30, 2021, and represented 44.5% of consolidated revenues during the twelve months ended September 30, 2022.
•Net loss of $4.6 million for the third quarter of 2022, as compared to net income of $0.8 million for the third quarter of 2021. For the nine months ended September 30, 2022 net loss of $26.2 million versus a net loss of $8.3 million in the prior year period.
•Adjusted EBITDA1 of $17.9 million for the third quarter of 2022, compared to $20.5 million in the prior year period. For the nine months ended September 30, 2022 Adjusted EBITDA decreased 0.7% to $35.3 million compared to the prior year period Adjusted EBITDA of $35.6 million.

PHILADELPHIA, November 9, 2022 — AgroFresh Solutions, Inc. (“AgroFresh” or the “Company”) (Nasdaq: AGFS), a global AgTech innovator providing a range of solutions, digital technologies and services to enhance the quality and extend the shelf life of fresh produce, today announced its financial results for the third quarter ended September 30, 2022.

“The third quarter marks the beginning of our Northern Hemisphere season. We posted third quarter operational2 revenue growth of 3.1% on a constant currency basis, despite weather related events in North America that impacted crop size and delayed the harvest season," commented Clint Lewis, Chief Executive Officer. "As has been noted by numerous companies with international market exposure, foreign currency has also become a significant headwind given the continued strengthening of the U.S. dollar versus other currencies. For AgroFresh, the impact of foreign exchange is material given that almost 80 percent of our business is transacted outside of the U.S. For example, the EMEA region comprises approximately 50% of our revenues and this is particularly significant in the second half of the year. Despite the impact of foreign exchange, we continue to advance our diversification strategy. We achieved growth of nearly 13% in our reported revenues from diversification categories on a trailing-twelve-month basis, which represented our seventh consecutive quarter of double-digit increases on that basis, and now reflects nearly 45% of our trailing-twelve-month revenue mix."

Mr. Lewis added, “Regardless of weather-related or macro-economic obstacles, our team remains laser focused on delivering solutions to ensure our customers can provide a consistent supply of high quality fresh produce.”

1Adjusted EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of Adjusted EBITDA and the table at the end of this press release for a reconciliation of this Non-GAAP financial measure to GAAP results.
2Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

Financial Highlights for the Third Quarter of 2022
Net sales for the third quarter of 2022 decreased 2.9% to $47.8 million, compared to $49.2 million in the third quarter of 2021. Excluding foreign currency translation impacts, which reduced revenue by $3.0 million as compared to the third quarter of 2021, revenue increased 3.1%, primarily driven by leveraging a portfolio of diverse solutions. The SmartFresh diversification category was driven by the early timing of sales in EMEA, while North America experienced later timing of sales, which was partially offset by strong demand for EthylBloc amid the recovering flower industry. SmartFresh for Apple experienced growth in EMEA, Latin America, and APAC, which was partially offset by the unfavorable conditions affecting the North American season.
Gross profit for the third quarter of 2022 was $32.2 million, compared to $34.1 million in the prior year period. Excluding foreign currency translation impacts, which reduced gross profit by $3.0 million as compared to the third quarter of 2021, gross profit increased 3.1%. Gross profit margin was 67.4% as compared to 69.4% in the prior year period. The lower gross margin primarily reflects the Company’s strategic transition to a more diversified product portfolio, unfavorable foreign currency translation, and higher material costs associated with inflationary pressures, partially offset by select price increases.
Research and development costs were $3.2 million in the third quarter of 2022, compared to $3.3 million in the prior year period, due primarily to the timing of projects.
Selling, general and administrative expenses were $13.5 million in the third quarter of 2022, as compared to $12.3 million in the prior year period, with the increase driven primarily by commercial investment.
Third quarter 2022 net loss was $4.6 million, compared to net income of $0.8 million in the prior year period.
Adjusted EBITDA1 was $17.9 million in the third quarter of 2022, a decrease of $2.5 million, as compared to $20.5 million in the prior year period. The decrease in Adjusted EBITDA was primarily due to lower gross profit.
As of September 30, 2022, cash and cash equivalents were $35.6 million.

Financial Highlights for the First Nine Months of 2022
Net sales for the nine months ended September 30, 2022 increased 3.0% to $113.4 million, compared to $110.1 million in the nine months ended September 30, 2021. Excluding foreign currency translation impacts, which reduced revenue by $5.6 million as compared to the nine months ended September 30, 2021, revenue increased 8.1%, primarily driven by leveraging a portfolio of diverse solutions. Each of the Company's diversification categories generated growth in the nine months ended September 30, 2022, led by Antimicrobials and Coatings market penetration and expansion in EMEA. SmartFresh Diversification and EthylBloc contributed to growth in the Other 1-MCP category. This was partially offset by SmartFresh for Apple declines in certain countries in Latin America and North America due to unfavorable weather and timing events.
Gross profit for the nine months ended September 30, 2022 decreased to $76.6 million, as compared to $77.6 million in the prior year period. Excluding foreign currency translation impacts, which reduced gross profit by $2.2 million as compared to the prior year-to-date period, gross profit increased 1.6%. Gross profit margin was 67.6% as compared to 70.5% in the prior year period. The lower gross margin primarily reflects the Company’s strategic transition to a more diversified product portfolio, unfavorable foreign currency translation, and higher material costs associated with inflationary pressures, partially offset by price increases.
Research and development costs were $9.1 million in the nine months ended September 30, 2022, compared to $10.1 million in the prior year period, due primarily to the timing of projects.
Selling, general and administrative expenses increased 0.8% to $39.8 million in the nine months ended September 30, 2022, as compared to $39.5 million in the prior year period.
For the nine months ended September 30, 2022 net loss was $26.2 million, compared to net loss of $8.3 million in the prior year period. During the nine months ended September 30, 2021, the Company recorded $14.1 million of other income which related primarily to the receipt of proceeds from the settlement of a litigation matter.
Adjusted EBITDA1 was $35.3 million in the nine months ended September 30, 2022, a decrease of 0.7%, as compared to $35.6 million in the prior year period. The decrease in Adjusted EBITDA was primarily due to lower gross profit, which was negatively impacted by changes in foreign currency as compared to the prior year period. Adjusted EBITDA was $61.8 million for the trailing twelve month period ended September 30, 2022, representing an Adjusted EBITDA margin of 36.5% for the trailing twelve month period ended September 30, 2022. Adjusted EBITDA was $59.3 million for the trailing twelve month period ended September 30, 2021.

Conference Call
The Company will host a conference call and webcast today at 4:30 p.m. ET where members of the executive management team will discuss these results with additional comments and details. The conference call and supplemental earnings presentation will be available live over the internet through the “Events & Presentations” page of the Investor Relations section of the Company’s website at www.agrofresh.com. To participate on the live call, listeners in the United States may dial 877-407-4018 and international listeners may dial 201-689-8471.
A replay of the conference call will be archived on the Company’s website and telephonic playback will be available from 7:30 p.m. ET, November 9, 2022 through November 23, 2022. Listeners in the United States may dial 844-512-2921 and international listeners may dial 412-317-6671. The passcode is 13731022.
Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA and net sales on a constant currency basis. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s performance, including for incentive bonuses and bank covenant reporting. Management believes that these measures enhance a reader’s understanding of the operating and financial performance of the Company and facilitate a better comparison between fiscal periods. EBITDA excludes income taxes, interest expense and depreciation and amortization, whereas Adjusted EBITDA further excludes items that are non-cash, infrequent, or non-recurring, such as share-based compensation, severance, litigation and M&A related costs, to provide further meaningful information to evaluate the Company’s performance.
The Company does not intend for the non-GAAP financial measures contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of the non-GAAP financial measures EBITDA and Adjusted EBITDA, as well as constant currency net sales, to their most comparable GAAP measures are provided in the table at the end of this press release.
About AgroFresh
AgroFresh (Nasdaq: AGFS) is an AgTech innovator and global leader with a mission to reduce food loss/waste and conserve the planet’s resources by providing a range of science-based solutions, data-driven digital technologies and high-touch customer services. AgroFresh supports growers, packers and retailers with solutions across the food supply chain to enhance the quality and extend the shelf life of fresh produce. The AgroFresh organization has 40 years of post-harvest experience across a broad range of crops, including revolutionizing the apple industry with the SmartFresh™ Quality System for more than 20 years. This is powered by a comprehensive portfolio that includes plant-based coatings, equipment and proprietary solutions that help improve the freshness supply chain from harvest to the home. Visit agrofresh.com to learn more.
™Trademark of AgroFresh Inc.
Forward-Looking Statements
In addition to historical information, this release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company’s possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the ability of the business to grow and manage growth profitably; risks associated with the Company’s substantial level of indebtedness; risks associated with acquisitions and investments; changes in applicable laws or regulations; conditions in the global economy, including the effects of the coronavirus outbreak, inflationary and currency exchange rate impacts; and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company’s filings with the SEC, which are available at the SEC's website at www.sec.gov.

Contact:
For AgroFresh Solutions, Inc.:
ICR Inc.

Jeff Sonnek - Investor Relations
Jeff.Sonnek@icrinc.com
646-277-1263

AgroFresh Solutions, Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2022	December 31, 2021

ASSETS
Current Assets:
Cash and cash equivalents	$35,647	$61,930
Accounts receivable, net of allowance for doubtful accounts of $1,825 and $2,143, respectively	60,491	53,538
Inventories	24,757	19,780
Other current assets	23,193	19,878
Total Current Assets	144,088	155,126
Property and equipment, net	10,968	11,986
Intangible assets, net	514,128	546,652
Deferred income tax assets	8,445	7,392
Other assets	11,302	11,406
TOTAL ASSETS	$688,931	$732,562

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,382	$16,969
Current portion of long-term debt	3,139	3,362
Income taxes payable	2,999	2,382
Accrued expenses and other current liabilities	30,925	26,994
Total Current Liabilities	49,445	49,707
Long-term debt	253,240	254,194
Other noncurrent liabilities	7,061	6,256
Deferred income tax liabilities	31,933	34,833
Total Liabilities	341,679	344,990

Commitments and contingencies (see Note 21)
Temporary Equity:
Series B convertible preferred stock, par value $0.0001; 150 shares authorized and designated and 145 shares outstanding at September 30, 2022 and December 31, 2021, respectively	158,398	149,386
Redeemable non-controlling interest	6,877	7,787
Stockholders’ Equity:
Common stock, par value $0.0001; 400,000 shares authorized, 53,705 and 53,080 shares issued and 53,044 and 52,418 outstanding at September 30, 2022 and December 31, 2021, respectively	5	5
Preferred stock, par value $0.0001; 0.001 share authorized and outstanding at September 30, 2022 and December 31, 2021	—	—
Treasury stock, par value $0.0001; 661 shares at September 30, 2022 and December 31, 2021	(3,885)	(3,885)
Additional paid-in capital	512,645	529,303
Accumulated deficit	(273,901)	(248,660)
Accumulated other comprehensive loss	(52,887)	(46,364)
Total Stockholders' Equity	181,977	230,399
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$688,931	$732,562

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AgroFresh Solutions, Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$47,764	$49,178	$113,405	$110,094
Cost of sales (excluding amortization of intangibles, shown separately below)	15,552	15,035	36,767	32,453
Gross profit	32,212	34,143	76,638	77,641
Research and development expenses	3,150	3,329	9,085	10,123
Selling, general, and administrative expenses	13,537	12,282	39,763	39,453
Amortization of intangibles	10,606	10,830	32,032	32,092
Operating loss	4,919	7,702	(4,242)	(4,027)
Other (expense) income	(35)	(299)	479	14,053
(Loss) gain on foreign currency exchange	(3,299)	(918)	(9,373)	436
Interest expense, net	(5,664)	(5,465)	(15,703)	(16,571)
(Loss) income before income taxes	(4,079)	1,020	(28,839)	(6,109)
Income taxes expense (benefit)	535	208	(2,687)	2,175
Net (loss) income including non-controlling interest	(4,614)	812	(26,152)	(8,284)
Less: Net loss attributable to non-controlling interest	(476)	(182)	(911)	(441)
Net (loss) income attributable to AgroFresh Solutions, Inc.	(4,138)	994	(25,241)	(7,843)
Less: Dividends on convertible preferred stock	6,663	6,248	19,632	18,580
Net loss attributable to AgroFresh Solutions, Inc. common stockholders	($10,801)	($5,254)	($44,873)	($26,423)

Loss per share of common shares:
Basic	($0.21)	($0.10)	$(0.86)	$(0.51)
Diluted	($0.21)	($0.10)	$(0.86)	$(0.51)

Weighted average shares of common stock outstanding:
Basic	52,400	51,583	52,077	51,323
Diluted	52,400	51,583	52,077	51,323

Non-GAAP Measures

The following tables set forth the non-GAAP financial measures of EBITDA, Adjusted EBITDA and constant currency net sales. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s performance (including for incentive bonuses and bank covenant reporting), are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods. These non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.
The following is a reconciliation between the non-GAAP financial measures of EBITDA and Adjusted EBITDA to their most directly comparable GAAP financial measure, net loss including non-controlling interest:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
GAAP net (loss) income including non-controlling interest	($4,614)	$812	($26,152)	($8,284)
Depreciation and amortization	11,360	11,522	34,252	34,122
Interest expense (1)	5,664	5,465	15,703	16,571
Income taxes expense (benefit)	535	208	(2,687)	2,175
Non-GAAP EBITDA	$12,945	$18,007	$21,116	$44,584
Adjustments:
Share-based compensation	1,096	976	3,411	2,147
Severance related costs (2)	74	29	918	1,616
Other non-recurring costs (3)	525	242	1,035	1,762
Loss (gain) on foreign currency exchange (4)	3,299	918	9,373	(436)
Other income (5)	—	301	(515)	301
Litigation settlement	—	—	—	(14,392)
Total Adjustments	4,994	2,466	14,222	(9,002)
Non-GAAP Adjusted EBITDA	$17,939	$20,473	$35,338	$35,582

(1)    Interest on debt and accretion for debt discounts.
(2)    Severance costs related to continued focus on cost control initiatives and restructuring.
(3)    Costs related to certain professional and other infrequent or non-recurring fees, including those associated with refinancing activities, litigation and M&A related fees.
(4)    Net gains and losses resulting from transactions denominated in a currency other than the Company's functional currency.
(5)    Non-recurring data compensation income.

The following is a reconciliation between net sales on a non-GAAP operational basis to GAAP net sales:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
GAAP net sales	$47,764	$49,178	$113,405	$110,094
Impact from changes in foreign currency exchange rates	2,963	—	5,611	—
Non-GAAP operational net sales (1)	$50,727	$49,178	$119,016	$110,094

(1)     The Company provides net sales on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The impact from foreign currency, calculated on a constant currency basis, is determined by applying prior period average exchange rates to current year results.

The following is a reconciliation between gross profit on a non-GAAP operational basis to GAAP gross profit:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
GAAP gross profit	$32,212	$34,143	$76,638	$77,641
Impact from changes in foreign currency exchange rates	2,982	—	2,216	—
Non-GAAP operational gross profit (1)	$35,194	$34,143	$78,854	$77,641

(1)     The Company provides gross profit on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The impact from foreign currency, calculated on a constant currency basis, is determined by applying prior period average exchange rates to current year results.